Filed Under Rule 433
Registration No. 333-160487
GE Interest Plus Is a direct Investment In corporate notes Issued by General Electric Capital Corporation. With an Investment of $ 500 or more, you can start earning form 2.02% to 2.32%-with no sales or redemption fees!” And, because you can link your Investment to your checking account. You can add to it and redeem from it with ease. You can even write an unlimited number of checks (minimum of $ 250) to access your money when your want. Start earning more for those rainy days. Invest today and receive a $ 25 incentive Visit geinterestplus.com or call 1-800-433-4480